Exhibit 99.1

Press Release
For Immediate Release
Contact: David A. Brager
President and Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter 2022

•	Net Earnings of $45.6 million, or $0.31 per share for First Quarter
•	Assets total $17.54 billion as acquisition of Suncrest Bank completed on January 7, 2022
•	Quarterly annualized core loan growth of 8%
•	Net Interest Margin expands to 2.90%

Ontario, CA, April 20, 2022-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2022.

CVB Financial Corp. reported net income of $45.6 million for the quarter ended March 31, 2022, compared with $47.7 million for the fourth quarter of 2021 and $63.9 million for the first quarter of 2021. Diluted earnings per share were $0.31 for the first quarter, compared to $0.35 for the prior quarter and $0.47 for the same period last year. The first quarter of 2022 included $2.5 million in provision for credit losses, compared to $19.5 million of provision recaptured in the first quarter of 2021. The fourth quarter of 2021 did not include a recapture of or provision for credit losses. Net income of $45.6 million for the first quarter of 2022 produced an annualized return on average equity (“ROAE”) of 8.24%, an annualized return on average tangible common equity (“ROATCE”) of 13.08%, and an annualized return on average assets (“ROAA”) of 1.06%. Our net interest margin, tax equivalent (“NIM”), was 2.90% for the first quarter of 2022, while our efficiency ratio was 46.93%, or 42.38% when $5.6 million of acquisition expenses are excluded.

On January 7, 2022, we completed the acquisition of Suncrest Bank (“Suncrest”). Our financial statements for the first quarter included 83 days of Suncrest operations, post-merger. At close, Citizens Business Bank acquired loans with a fair value of $774.5 million, assumed $512.8 million of noninterest-bearing deposits, and $669.8 million of interest-bearing deposits.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We produced $45.6 million in net income during the first quarter, which is a testament to our committed associates and the consistency and focus to executing our core strategies . We also closed and integrated the acquisition of Suncrest Bank, while continuing to organically grow our core loans and deposits. The results demonstrate our ongoing commitment to our customers in the face of rising interest rates, labor constraints, and geopolitical turmoil resulting in inflation and supply chain disruptions. We continue to build on our long track record as a safe, sound, and secure financial institution.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands, except per share amounts)
Net interest income	$112,840	$102,395	$103,468
(Provision for) recapture of credit losses	(2,500)	-	19,500
Noninterest income	11,264	12,385	13,681
Noninterest expense	(58,238)	(47,980)	(47,163)
Income taxes	(17,806)	(19,104)	(25,593)

Net earnings	$45,560	$47,696	$63,893

Earnings per common share:
Basic	$0.31	$0.35	$0.47
Diluted	$0.31	$0.35	$0.47
NIM	2.90%	2.79%	3.18%
ROAA	1.06%	1.18%	1.79%
ROAE	8.24%	9.05%	12.75%
ROATCE	13.08%	13.89%	19.85%
Efficiency ratio	46.93%	41.80%	40.26%
Noninterest expense to average assets, annualized	1.36%	1.19%	1.32%

Net Interest Income

Net interest income was $112.8 million for the first quarter of 2022. This represented a $10.4 million, or 10.20%, increase from the fourth quarter of 2021, and a $9.4 million, or 9.06%, increase from the first quarter of 2021. Total interest income was $114.1 million for the first quarter of 2022, which was $10.6 million, or 10.21%, higher than the fourth quarter of 2021 and $8.6 million, or 8.13%, higher than the same period last year. Total interest income and fees on loans for the first quarter of 2022 of $89.5 million increased $4.8 million, or 5.64%, from the fourth quarter of 2021, and decreased $2.3 million, or 2.54%, from the first quarter of 2021. The decline in interest income and fees on loans year-over-year was primarily due to lower loan yields of 23 basis points, resulting from the low interest rate environment in 2021. Total investment income of $23.5 million increased $5.7 million, or 31.94%, from the fourth quarter of 2021 and increased $10.4 million, or 79.36%, from the first quarter of 2021. Investment income growth resulted from higher levels of investment securities and higher yields. Interest expense increased $124,000 or 10.92%, from the prior quarter, due to growth in average interest bearing deposits of approximately $740 million. Although average interest-bearing deposits grew by approximately $1 billion, interest expense decreased $796,000, or 38.72%, compared to the first quarter of 2021. The year-over-year decrease in interest expense resulted from lower cost of funds, which declined to 3 basis points for the first quarter of 2022 from 7 basis point for the first quarter of 2021.

Net Interest Margin

Our tax equivalent net interest margin was 2.90% for the first quarter of 2022, compared to 2.79% for the fourth quarter of 2021 and 3.18% for the first quarter of 2021. The 11 basis point increase in our net interest margin was due to an 11 basis point increase in our earning asset yield, compared to the fourth quarter of 2021. The increase in the earning asset yield was primarily due to an 18 basis point increase in security yields for the recent quarter and a quarter-over-quarter change in the composition of average earning assets, with investments growing from 32.87% to 36.19% of earnings assets, while funds held at the Federal Reserve declined from 13.7% to 10.4%. We deployed some of our excess liquidity at the end of 2021 into additional investment securities by purchasing approximately $1.17 billion in securities during the first quarter of 2022, with expected yields of approximately 2.37%. Interest and fee income from Paycheck Protection Program (“PPP”) loans was approximately $2.9 million in the first quarter of 2022, compared to $4.2 million in the fourth quarter of 2021. After excluding discount accretion, nonaccrual interest income and the impact from PPP loans (“core loan yield”), our core loan yields increased from 4.08% in the fourth quarter of 2021 to 4.11% in the most recent quarter. The 28 basis point decline in net interest margin, compared to the first quarter of 2021 was primarily the result of a 32 basis point decline in earning asset yield. The decrease in earning asset yield was impacted by a change in asset mix with loan balances declining to 53.25% of earning assets on average for the first quarter of 2022, compared to 62.25% for the first quarter of 2021, as well as lower loan yields. The decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which, after excluding discount accretion, nonaccrual interest income and the impact from PPP loans, our core loan yield declined by 12 basis points compared to the first quarter of 2021. Additionally, interest and fee income from PPP loans declined by $7.5 million from $10.4 million in the first quarter of 2021. Total cost of funds of 0.03% for the first quarter of 2022 was unchanged from the fourth quarter of 2021 and decreased from 0.07% for the year ago quarter. Compared to the first quarter of 2021, the 4 basis points decrease in cost of funds was the result of a 9 basis point decline in the cost of interest bearing deposits, as well as noninterest-bearing deposits growing on average by $1.48 billion. On average, noninterest-bearing deposits were 61.48% of total deposits during the current quarter.

Earning Asset and Deposit Growth

On average, earning assets grew by $1.22 billion and by $2.68 billion, compared to the fourth and first quarters of 2021, respectively. Of the $1.22 billion quarter-over-quarter increase in earning assets, $930.9 million represented an increase in average investment securities, and average loans increased by $666.7 million which included approximately $775 million in loans acquired from Suncrest on January 7, 2022. Compared to the first quarter of 2021, average investments increased by $2.44 billion. Average loans increased by $230.2 million from the first quarter of 2021, which included a $721.7 million decrease in PPP loans on average. Noninterest-bearing deposits grew on average by $394.7 million, or 4.74%, from the fourth quarter of 2021, while interest-bearing deposits and customer repurchase agreements grew on average by $760 million during the first quarter of 2022, compared to the fourth quarter of 2021. Compared to the first quarter of 2021, total deposits and customer repurchase agreements grew on average by $2.63 billion, or 21.51%.

	Three Months Ended

SELECTED FINANCIAL HIGHLIGHTS	March 31, 2022		December 31, 2021		March 31, 2021
Yield on average investment securities (TE)	1.70%		1.52%		1.65%
Yield on average loans	4.27%		4.29%		4.50%
Core Loan Yield [1]	4.11%		4.08%		4.23%
Yield on average earning assets (TE)	2.93%		2.82%		3.24%
Cost of funds	0.03%		0.03%		0.07%
Net interest margin (TE)	2.90%		2.79%		3.18%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$ 5,776,440	36.19%	$ 4,845,498	32.87%	$ 3,333,593	25.09%
Interest-earning deposits with other institutions	1,666,473	10.44%	2,045,124	13.87%	1,664,193	12.53%
Loans	8,500,436	53.25%	7,833,741	53.14%	8,270,282	62.25%
Total interest-earning assets	15,962,282		$ 14,742,051		13,285,756

[1] Represents yield on average loans excluding the impact of discount accretion, nonaccrual interest income and PPP loans.

Provision for Credit Losses

The first quarter of 2022 included $2.5 million in provision for credit losses. There was no provision or recapture of provision for credit losses recorded in the fourth quarter of 2021. A $19.5 million recapture of provision for credit losses was recorded in the first quarter of 2021, resulting from improvements in our economic forecast of certain macroeconomic variables after reflecting $23.5 million in provision for credit losses for the year ended December 31, 2020 due to the severe economic forecast at that time as a result of the onset of the COVID-19 pandemic. As a result of the acquisition of Suncrest, we recorded a provision for credit loss of $4.9 million on January 7, 2022 for the acquired loans that were not considered purchased credit deteriorated (“PCD”). At March 31, 2022, we recorded a recapture of provision of $2.4 million due to improvements in underlying loan characteristics and the net impact of changes in the economic forecast of certain macroeconomic variables from the end of 2021.

Noninterest Income

Noninterest income was $11.3 million for the first quarter of 2022, compared with $12.4 million for the fourth quarter of 2021 and $13.7 million for the first quarter of 2021. Service charges on deposits increased by $574,000, or 12.8% over the fourth quarter of 2021 and grew by $1.1 million, or 27% in comparison to the fourth quarter of 2021. Trust and investment services income decreased by $290,000 in the first quarter of 2022, compared to the fourth quarter of 2021 but grew by $211,000 year-over-year. Swap fee income declined by $215,000 year-over-year. The first quarter of 2022 included $508,000 in death benefits that exceeded the asset value of certain BOLI policies, compared to $391,000 and $3.5 million in death benefits for the fourth quarter of 2021 and the first quarter of 2021, respectively. The fourth quarter of 2021 included $890,000 for recovery of an acquired loan charged off prior to a previous acquisition and a $700,000 net gain on the sale of an OREO property.

Noninterest Expense

Noninterest expense for the first quarter of 2022 was $58.2 million, compared to $48.0 million for the fourth quarter of 2021 and $47.2 million for the first quarter of 2021. The $10.3 million quarter-over-quarter increase included a $3.1 million increase in salaries and employee benefits, which included additional compensation related expenses for the newly hired and former Suncrest associates. Occupancy and equipment increased by $749,000 quarter-over-quarter due to the addition of 7 banking centers resulting from the acquisition of Suncrest. Acquisition expense related to the merger of Suncrest was $5.6 million for the first quarter of 2022, compared to $153,000 in the fourth quarter of 2021. As a percentage of average assets, noninterest expense was 1.36% for the first quarter of 2022, compared to 1.19% for the fourth quarter of 2021 and 1.32% for the first quarter of 2021. The efficiency ratio for the first quarter of 2022 was 46.93%, compared to 41.80% for the fourth quarter of 2021 and 40.26% for the first quarter of 2021. If acquisition expense is excluded, noninterest expense as a percentage of average assets was 1.23% and the efficiency ratio was 42.38% for the first quarter of 2022.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2022 was 28.10%, compared with 28.60% for the same period of 2021. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $17.54 billion at March 31, 2022. This represented an increase of $1.66 billion, or 10.42%, from total assets of $15.88 billion at December 31, 2021. Interest-earning assets of $16.1 billion at March 31, 2022 increased by $1.42 billion, or 9.70%, when compared with $14.68 billion at December 31, 2021. The increase in interest-earning assets was primarily due to a $900.2 million increase in investment securities and a $704.0 million increase in total loans, partially offset by a $160.5 million decrease in interest-earning balances due from the Federal Reserve.

Total assets at March 31, 2022 increased by $2.70 billion, or 18.18%, from total assets of $14.84 billion at March 31, 2021. Interest-earning assets increased by $2.49 billion, or 18.24%, when compared with $13.62 billion at March 31, 2021. The increase in interest-earning assets included a $2.11 billion increase in investment securities, a $298.6 million increase in total loans and a $96.5 million increase in interest-earning balances due from the Federal Reserve. The increase in total loans included a $776.5 million decrease in PPP loans with a remaining outstanding balance totaling $121.2 million as of March 31, 2022. Excluding PPP loans, total loans increased by $769.4 million from December 31, 2021 and by $1.08 billion from March 31, 2021.

On January 7, 2022, we completed the acquisition of Suncrest with approximately $1.4 billion in total assets, acquired at fair value, and 7 banking centers. The increase in total assets at March 31, 2022 included $765.9 million of acquired net loans, $131 million of investment securities, and $9 million in bank-owned life insurance. The acquisition resulted in $102.1 million of goodwill and $3.9 million in core deposit premium. Net cash proceeds were used to fund the $39.6 million in cash paid to the former shareholders of Suncrest as part of the merger consideration.

Investment Securities

Total investment securities were $6.01 billion at March 31, 2022, an increase of $900.2 million, or 17.62%, from $5.11 billion at December 31, 2021 and an increase of $2.11 billion, or 54.13%, from $3.90 billion at March 31, 2021.

At March 31, 2022, investment securities held-to-maturity (“HTM”) totaled $2.36 billion, an increase of $436.8 million, or 22.68%, from December 31, 2021 and a $1.28 billion increase, or 117.37%, from March 31, 2021.

At March 31, 2022, investment securities available-for-sale (“AFS”) totaled $3.65 billion, inclusive of a pre-tax net unrealized loss of $203.4 million. AFS securities increased by $463.4 million, or 14.55%, from $3.18 billion at December 31, 2021 and increased by $835.0 million, or 29.69%, from March 31, 2021.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $5.07 billion or approximately 84% of the total investment securities at March 31, 2022. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, we had $570.3 million of Government Agency securities (HTM) at March 31, 2022, that represent approximately 10% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $370.3 million as of March 31, 2022, or approximately 6% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 13.28%, Texas at 9.96%, California at 9.01%, Washington at 7.84%, Ohio at 7.49%, and Massachusetts at 7.43%.

Loans

Total loans and leases, at amortized cost, of $8.59 billion at March 31, 2022 increased by $704.0 million, or 8.92%, from December 31, 2021. The increase in total loans included $774.5 million of loans acquired from Suncrest in the first quarter of 2022. After adjusting for acquired loans, seasonality and forgiveness of PPP loans, our core loans grew by $144.5 million, or 1.97%, from the end of the fourth quarter, or approximately 8% annualized. The $144.5 million core loan growth included $100.3 million in commercial real estate loans, $27.3 million in commercial and industrial loans, $14.2 million in SFR mortgage loans, $2.5 million in SBA loans, and $5.7 million in other loans, partially offset by a decrease of $5.5 million in construction loans. The majority of the $110.1 million decrease in dairy & livestock loans was seasonal.

Total loans and leases, at amortized cost, of $8.59 billion at March 31, 2022 increased by $298.6 million, or 3.60%, from March 31, 2021. Total loans, excluding PPP loans, grew by $1.075 billion, or 14.54%, from the end of the first quarter of 2021. After adjusting for acquired loans and forgiveness of PPP loans, our core loans grew by $340.3 million, or 4.60%, from the end of the first quarter of 2021. Commercial real estate loans grew by $293.2 million, commercial and industrial loans increased $86.6 million, dairy & livestock and agribusiness loans grew by $16.2 million, and municipal lease financings increased by $5.9 million. This core loan growth was partially offset by decreases of $39.6 million in construction loans, $16.6 million in SBA loans, and $4.9 million in consumer and other loans.

Asset Quality

During the first quarter of 2022, we experienced credit charge-offs of $16,000 and total recoveries of $11,000, resulting in net charge-offs of $5,000. The allowance for credit losses (“ACL”) totaled $76.1 million at March 31, 2022, compared to $65.0 million at December 31, 2021 and $71.8 million at March 31, 2021. The ACL was increased by $11.1 million in 2022, including $8.6 million for the acquired Suncrest PCD loans and a $2.5 million provision for credit losses. At March 31, 2022, ACL as a percentage of total loans and leases outstanding was 0.89%. This compares to 0.82% and 0.87% at December 31, 2021 and March 31, 2021, respectively. When PPP loans are excluded, the ACL as a percentage of total loans and leases outstanding was 0.90% at March 31, 2022, compared to 0.84% at December 31, 2021 and 0.97% at March 31, 2021.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, and nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	March 31, 2022	December 31, 2021	March 31, 2021
Nonperforming loans
Commercial real estate	$7,055	$3,607	$7,395
SBA	1,575	1,034	2,412
SBA - PPP	2	-	-
Commercial and industrial	1,771	1,714	2,967
Dairy & livestock and agribusiness	2,655	-	259
SFR mortgage	167	380	424
Consumer and other loans	40	158	312

Total	$13,265	$6,893	$13,769

% of Total loans	0.15%	0.09%	0.17%
OREO
Commercial real estate	$-	$-	$1,575
SFR mortgage	-	-	-

Total	$-	$-	$1,575

Total nonperforming assets	$13,265	$6,893	$15,344

% of Nonperforming assets to total assets	0.08%	0.04%	0.10%
Past due 30-89 days
Commercial real estate	$565	$438	$178
SBA	549	979	258
Commercial and industrial	6	-	952
Dairy & livestock and agribusiness	1,099	-	-
SFR mortgage	403	1,040	266
Consumer and other loans	-	-	21

Total	$2,622	$2,457	$1,675

% of Total loans	0.03%	0.03%	0.02%
Classified Loans	$64,108	$56,102	$69,710

Of the $13.27 million in nonperforming loans, $4.2 million were acquired from Suncrest. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $8.0 million quarter-over-quarter. Total classified loans at March 31, 2022 included $17.5 million of classified loans acquired from Suncrest. Excluding the $17.5 million of acquired classified Suncrest loans, classified loans decreased $9.5 million quarter-over-quarter and included a $10.5 million decrease in classified commercial real estate loans and a $1.6 million decrease in classified commercial and industrial loans, partially offset by a $2.8 million increase in classified dairy & livestock and agribusiness loans.

Deposits & Customer Repurchase Agreements

Deposits of $14.49 billion and customer repurchase agreements of $598.9 million totaled $15.09 billion at March 31, 2022. This represented an increase of $1.47 billion, or 10.78%, when compared with $13.62 billion at December 31, 2021. Total deposits and customer repurchase agreements increased $2.50 billion, or 19.88% when compared with $12.59 billion at March 31, 2021.

Noninterest-bearing deposits were $9.11 billion at March 31, 2022, an increase of $1.0 billion, or 12.38%, when compared to $8.10 billion at December 30, 2021 and an increase of $1.53 billion, or 20.18%, when compared to $7.58 billion at March 31, 2021. At March 31, 2022, noninterest-bearing deposits were 62.86% of total deposits, compared to 62.45% at December 31, 2021 and 62.74% at March 31, 2021.

Capital

The Company’s total equity was $2.08 billion at March 31, 2022. This represented an overall decrease of $6.5 million from total equity of $2.08 billion at December 31, 2021. Increases to equity included $197.1 million for issuance of 8.6 million shares to acquire Suncrest and $45.6 million in net earnings. Decreases included $25.5 million in cash dividends and a $142.3 million decrease in other comprehensive income from the tax effected impact of the decline in market value of available-for-sale securities. During the first quarter of 2022, we executed on a $70 million accelerated stock repurchase program and retired 2,544,298 shares of common stock, or approximately 80% of the estimated shares repurchased under the program. We also repurchased, under our 10b5-1 stock repurchase plan, 536,010 shares of common stock, at an average repurchase price of $23.40, totaling $12.5 million. Our tangible book value per share at March 31, 2022 was $9.05.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

	Minimum Required Plus Capital Conservation Buffer	CVB Financial Corp. Consolidated
Capital Ratios		March 31, 2022	December 31, 2021	March 31, 2021

Tier 1 leverage capital ratio	4.0%	8.7%	9.2%	9.8%
Common equity Tier 1 capital ratio	7.0%	13.6%	14.9%	14.9%
Tier 1 risk-based capital ratio	8.5%	13.6%	14.9%	15.1%
Total risk-based capital ratio	10.5%	14.4%	15.6%	16.1%

Tangible common equity ratio		7.7%	9.2%	9.4%

CitizensTrust

As of March 31, 2022 CitizensTrust had approximately $3.34 billion in assets under management and administration, including $2.49 billion in assets under management. Revenues were $2.8 million for the first quarter of 2022, compared to $2.6 million for the same period of 2021. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Merger Update

On January 7, 2022, the Company completed the previously announced merger (the “Merger”) transaction whereby Suncrest merged with and into the Company’s wholly-owned subsidiary Citizens Business Bank (“Citizens”), in accordance with the terms and conditions of that certain Agreement and Plan of Reorganization and Merger (“Merger Agreement”), dated as of July 27, 2021, by and among the Company, Citizens and Suncrest, in a stock and cash transaction valued at approximately $237 million in aggregate, or $18.63 per Suncrest share based on CVB Financial Corp.’s closing stock price of $22.87 on January 7, 2022. Under the terms of the Merger Agreement, the Company issued approximately 8.6 million shares of Company common stock and approximately $39.6 million in aggregate cash consideration, including cash paid out in settlement of outstanding incentive stock option awards at Suncrest.

Suncrest Bank, previously headquartered in Visalia, California, had seven branch locations and two loan production offices in California’s Central Valley and the Sacramento area, which opened as Citizens Business Bank locations on January 10, 2022.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $17 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County San Diego County, Ventura County, Santa Barbara County, and Central California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, April 21, 2022 to discuss the Company’s first quarter 2022 financial results

To listen to the conference call, please dial (833) 301-1161, conference ID 2762557. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through April 28, 2022 at 1:00 p.m. PDT/4:00 p.m. EDT. To access the replay, please dial (855) 859-2056, conference ID 2762557.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

Given the ongoing and dynamic nature of the COVID-19 pandemic, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, workforce, operating platform and prospects remain uncertain. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments or declines in the fair value of securities held by us; possible impairment charges to goodwill; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, such as the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2021 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2022	December 31, 2021	March 31, 2021
Assets

Cash and due from banks	$171,000	$90,012	$139,713
Interest-earning balances due from Federal Reserve	1,482,039	1,642,536	1,385,586

Total cash and cash equivalents	1,653,039	1,732,548	1,525,299

Interest-earning balances due from depository institutions	6,859	25,999	27,748
Investment securities available-for-sale	3,647,330	3,183,923	2,812,348
Investment securities held-to-maturity	2,362,741	1,925,970	1,086,984

Total investment securities	6,010,071	5,109,893	3,899,332

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	17,688	17,688
Loans and lease finance receivables	8,591,684	7,887,713	8,293,057
Allowance for credit losses	(76,119)	(65,019)	(71,805)

Net loans and lease finance receivables	8,515,565	7,822,694	8,221,252

Premises and equipment, net	53,435	49,096	49,735
Bank owned life insurance (BOLI)	259,254	251,570	223,905
Intangibles	27,310	25,394	31,467
Goodwill	765,822	663,707	663,707
Other assets	229,770	185,108	180,305

Total assets	$17,539,137	$15,883,697	$14,840,438

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$9,107,304	$8,104,056	$7,577,839
Investment checking	714,567	655,333	567,062
Savings and money market	4,289,550	3,889,371	3,526,424
Time deposits	376,357	327,682	407,330

Total deposits	14,487,778	12,976,442	12,078,655
Customer repurchase agreements	598,909	642,388	506,346
Other borrowings	-	2,281	5,000
Junior subordinated debentures	-	-	25,774
Payable for securities purchased	257,979	50,340	80,973
Other liabilities	119,428	130,743	123,024

Total liabilities	15,464,094	13,802,194	12,819,772

Stockholders’ Equity
Stockholders’ equity	2,221,305	2,085,471	2,013,710
Accumulated other comprehensive (loss) income, net of tax	(146,262)	(3,968)	6,956

Total stockholders’ equity	2,075,043	2,081,503	2,020,666

Total liabilities and stockholders’ equity	$17,539,137	$15,883,697	$14,840,438

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Cash and due from banks	$187,061	$159,086	$150,542
Interest-earning balances due from Federal Reserve	1,653,349	2,018,516	1,622,093

Total cash and cash equivalents	1,840,410	2,177,602	1,772,635

Interest-earning balances due from depository institutions	13,124	26,608	42,100
Investment securities available-for-sale	3,546,957	3,034,487	2,553,767
Investment securities held-to-maturity	2,229,483	1,811,011	779,826

Total investment securities	5,776,440	4,845,498	3,333,593

Investment in stock of FHLB	18,933	17,688	17,688
Loans and lease finance receivables	8,500,436	7,833,741	8,270,282
Allowance for credit losses	(73,082)	(65,304)	(93,483)

Net loans and lease finance receivables	8,427,354	7,768,437	8,176,799

Premises and equipment, net	54,015	49,711	50,896
Bank owned life insurance (BOLI)	259,799	252,210	226,914
Intangibles	28,190	26,216	32,590
Goodwill	759,014	663,707	663,707
Other assets	206,671	184,258	189,733

Total assets	$17,383,950	$16,011,935	$14,506,655

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,720,728	$8,326,073	$7,240,494
Interest-bearing	5,464,552	4,723,759	4,434,282

Total deposits	14,185,280	13,049,832	11,674,776
Customer repurchase agreements	679,931	660,734	559,395
Other borrowings	51	81	5,001
Junior subordinated debentures	-	-	25,774
Payable for securities purchased	165,665	103,635	89,735
Other liabilities	109,688	106,907	119,298

Total liabilities	15,140,615	13,921,189	12,473,979

Stockholders’ Equity
Stockholders’ equity	2,248,871	2,087,716	1,997,618
Accumulated other comprehensive (loss) income, net of tax	(5,536)	3,030	35,058

Total stockholders’ equity	2,243,335	2,090,746	2,032,676

Total liabilities and stockholders’ equity	$17,383,950	$16,011,935	$14,506,655

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Loans and leases, including fees	$89,461	$84,683	$91,795
Investment securities:
Investment securities available-for-sale	12,832	9,891	9,159
Investment securities held-to-maturity	10,663	7,917	3,940

Total investment income	23,495	17,808	13,099
Dividends from FHLB stock	371	261	217
Interest-earning deposits with other institutions	773	779	413

Total interest income	114,100	103,531	105,524

Interest expense:
Deposits	1,127	996	1,812
Borrowings and junior subordinated debentures	133	140	244

Total interest expense	1,260	1,136	2,056

Net interest income before provision for (recapture of) credit losses	112,840	102,395	103,468
Provision for (recapture of) credit losses	2,500	-	(19,500)

Net interest income after provision for (recapture of) credit losses	110,340	102,395	122,968

Noninterest income:
Service charges on deposit accounts	5,059	4,485	3,985
Trust and investment services	2,822	3,112	2,611
Gain on OREO, net	-	700	429
Other	3,383	4,088	6,656

Total noninterest income	11,264	12,385	13,681

Noninterest expense:
Salaries and employee benefits	32,656	29,588	29,706
Occupancy and equipment	5,571	4,822	4,863
Professional services	2,045	1,925	2,168
Computer software expense	3,795	3,063	2,844
Marketing and promotion	1,458	1,242	725
Amortization of intangible assets	1,998	1,892	2,167
(Recapture of) unfunded loan commitments	-	-	-
Acquisition related expenses	5,638	153	-
Other	5,077	5,295	4,690

Total noninterest expense	58,238	47,980	47,163

Earnings before income taxes	63,366	66,800	89,486
Income taxes	17,806	19,104	25,593

Net earnings	$45,560	$47,696	$63,893

Basic earnings per common share	$0.31	$0.35	$0.47

Diluted earnings per common share	$0.31	$0.35	$0.47

Cash dividends declared per common share	$0.18	$0.18	$0.18

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income - tax equivalent (TE)	$114,463	$103,795	$105,797
Interest expense	1,260	1,136	2,056

Net interest income - (TE)	$113,203	$102,659	$103,741

Return on average assets, annualized	1.06%	1.18%	1.79%
Return on average equity, annualized	8.24%	9.05%	12.75%
Efficiency ratio [1]	46.93%	41.80%	40.26%
Noninterest expense to average assets, annualized	1.36%	1.19%	1.32%
Yield on average loans	4.27%	4.29%	4.50%
Yield on average earning assets (TE)	2.93%	2.82%	3.24%
Cost of deposits	0.03%	0.03%	0.06%
Cost of deposits and customer repurchase agreements	0.03%	0.03%	0.06%
Cost of funds	0.03%	0.03%	0.07%
Net interest margin (TE)	2.90%	2.79%	3.18%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	144,725,296	134,955,690	135,175,494
Diluted	145,018,517	135,183,895	135,427,982
Dividends declared	$25,467	$24,401	$24,495
Dividend payout ratio [2]	55.90%	51.16%	38.34%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	141,626,059	135,526,025	135,919,625
Book value per share	$14.65	$15.36	$14.87
Tangible book value per share	$9.05	$10.27	$9.75

	March 31,	December 31,	March 31,
	2022	2021	2021
Nonperforming assets:
Nonaccrual loans	$13,265	$6,893	$13,769
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	-	1,575

Total nonperforming assets	$13,265	$6,893	$15,344

Troubled debt restructured performing loans	$5,259	$5,293	$5,813

Percentage of nonperforming assets to total loans outstanding and OREO	0.15%	0.09%	0.18%
Percentage of nonperforming assets to total assets	0.08%	0.04%	0.10%
Allowance for credit losses to nonperforming assets	573.83%	943.26%	467.97%

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Allowance for credit losses:
Beginning balance	$65,019	$65,364	$93,692
Suncrest FV PCD loans	8,605	-	-
Total charge-offs	(16)	(375)	(2,475)
Total recoveries on loans previously charged-off	11	30	88

Net charge-offs	(5)	(345)	(2,387)
Provision for (recapture of) credit losses	2,500	-	(19,500)

Allowance for credit losses at end of period	$76,119	$65,019	$71,805

Net charge-offs to average loans	0.000%	-0.004%	-0.029%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	March 31, 2022		December 31, 2021		March 31, 2021
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$57.8	0.9%	$50.9	0.9%	$56.6	1.0%
Construction	1.0	1.3%	0.8	1.2%	1.9	1.9%
SBA	2.8	0.9%	2.7	0.9%	2.5	0.8%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	6.8	0.7%	6.7	0.8%	6.4	0.9%
Dairy & livestock and agribusiness	6.7	2.3%	3.0	0.8%	2.7	1.0%
Municipal lease finance receivables	0.2	0.2%	0.1	0.2%	-	0.1%
SFR mortgage	0.2	0.1%	0.2	0.1%	0.3	0.1%
Consumer and other loans	0.6	0.7%	0.6	0.8%	1.4	1.6%

Total	$76.1	0.9%	$65.0	0.8%	$71.8	0.9%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2022		2021		2020
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.37	$21.36	$25.00	$19.15	$22.01	$14.92
June 30,			$22.98	$20.50	$22.22	$15.97
September 30,			$20.86	$18.72	$19.87	$15.57
December 31,			$21.85	$19.00	$21.34	$16.26

Quarterly Consolidated Statements of Earnings

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Interest income
Loans and leases, including fees	$89,461	$84,683	$88,390	$91,726	$91,795
Investment securities and other	24,639	18,848	16,157	15,302	13,729

Total interest income	114,100	103,531	104,547	107,028	105,524

Interest expense
Deposits	1,127	996	1,113	1,425	1,812
Other borrowings	133	140	135	215	244

Total interest expense	1,260	1,136	1,248	1,640	2,056

Net interest income before provision for (recapture of) credit losses	112,840	102,395	103,299	105,388	103,468
Provision for (recapture of) credit losses	2,500	-	(4,000)	(2,000)	(19,500)

Net interest income after provision for (recapture of) credit losses	110,340	102,395	107,299	107,388	122,968

Noninterest income	11,264	12,385	10,483	10,836	13,681
Noninterest expense	58,238	47,980	48,099	46,545	47,163

Earnings before income taxes	63,366	66,800	69,683	71,679	89,486
Income taxes	17,806	19,104	19,930	20,500	25,593

Net earnings	$45,560	$47,696	$49,753	$51,179	$63,893

Effective tax rate	28.10%	28.60%	28.60%	28.60%	28.60%

Basic earnings per common share	$0.31	$0.35	$0.37	$0.38	$0.47
Diluted earnings per common share	$0.31	$0.35	$0.37	$0.38	$0.47

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$25,467	$24,401	$24,421	$24,497	$24,495

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021

Commercial real estate	$6,470,841	$5,789,730	$5,734,699	$5,670,696	$5,596,781
Construction	73,478	62,264	77,398	88,280	96,356
SBA	311,238	288,600	307,533	291,778	307,727
SBA - PPP	121,189	186,585	330,960	657,815	897,724
Commercial and industrial	924,780	813,063	769,977	749,117	753,708
Dairy & livestock and agribusiness	292,784	386,219	279,584	257,781	261,088
Municipal lease finance receivables	65,543	45,933	47,305	44,657	42,349
SFR mortgage	255,136	240,654	231,323	237,124	255,400
Consumer and other loans	76,695	74,665	70,741	74,062	81,924

Gross loans, net of deferred loan fees and discounts	8,591,684	7,887,713	7,849,520	8,071,310	8,293,057
Allowance for credit losses	(76,119)	(65,019)	(65,364)	(69,342)	(71,805)

Net loans	$8,515,565	$7,822,694	$7,784,156	$8,001,968	$8,221,252

Deposit Composition by Type and Customer Repurchase Agreements

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Noninterest-bearing	$9,107,304	$8,104,056	$8,310,709	$8,065,400	$7,577,839
Investment checking	714,567	655,333	594,347	588,831	567,062
Savings and money market	4,289,550	3,889,371	3,680,721	3,649,305	3,526,424
Time deposits	376,357	327,682	344,439	365,521	407,330

Total deposits	14,487,778	12,976,442	12,930,216	12,669,057	12,078,655

Customer repurchase agreements	598,909	642,388	659,579	578,207	506,346

Total deposits and customer repurchase agreements	$15,086,687	$13,618,830	$13,589,795	$13,247,264	$12,585,001

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Nonperforming loans:
Commercial real estate	$7,055	$3,607	$4,073	$4,439	$7,395
Construction	-	-	-	-	-
SBA	1,575	1,034	1,513	1,382	2,412
SBA - PPP	2	-	-	-	-
Commercial and industrial	1,771	1,714	2,038	1,818	2,967
Dairy & livestock and agribusiness	2,655	-	118	118	259
SFR mortgage	167	380	399	406	424
Consumer and other loans	40	158	305	308	312

Total	$13,265	$6,893	$8,446	$8,471	$13,769

% of Total loans	0.15%	0.09%	0.11%	0.10%	0.17%

Past due 30-89 days:
Commercial real estate	$565	$438	$-	$-	$178
Construction	-	-	-	-	-
SBA	549	979	-	-	258
Commercial and industrial	6	-	122	415	952
Dairy & livestock and agribusiness	1,099	-	1,000	-	-
SFR mortgage	403	1,040	-	-	266
Consumer and other loans	-	-	-	-	21

Total	$2,622	$2,457	$1,122	$415	$1,675

% of Total loans	0.03%	0.03%	0.01%	0.01%	0.02%

OREO:
Commercial real estate	$-	$-	$-	$-	$1,575
SBA	-	-	-	-	-
SFR mortgage	-	-	-	-	-

Total	$-	$-	$-	$-	$1,575

Total nonperforming, past due, and OREO	$15,887	$9,350	$9,568	$8,886	$17,019

% of Total loans	0.18%	0.12%	0.12%	0.11%	0.21%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2022	December 31, 2021	March 31, 2021

Tier 1 leverage capital ratio	4.0%	8.7%	9.2%	9.8%
Common equity Tier 1 capital ratio	7.0%	13.6%	14.9%	14.9%
Tier 1 risk-based capital ratio	8.5%	13.6%	14.9%	15.1%
Total risk-based capital ratio	10.5%	14.4%	15.6%	16.1%

Tangible common equity ratio		7.7%	9.2%	9.4%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2022, December 31, 2021 and March 31, 2021.

	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,075,043	$2,081,503	$2,020,666
Less: Goodwill	(765,822)	(663,707)	(663,707)
Less: Intangible assets	(27,310)	(25,394)	(31,467)

Tangible book value	$1,281,911	$1,392,402	$1,325,492
Common shares issued and outstanding	141,626,059	135,526,025	135,919,625

Tangible book value per share	$9.05	$10.27	$9.75

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(Dollars in thousands)

Net Income	$45,560	$47,696	$63,893
Add: Amortization of intangible assets	1,998	1,892	2,167
Less: Tax effect of amortization of intangible assets [1]	(591)	(559)	(641)

Tangible net income	$46,967	$49,029	$65,419

Average stockholders’ equity	$2,243,335	$2,090,746	$2,032,676
Less: Average goodwill	(759,014)	(663,707)	(663,707)
Less: Average intangible assets	(28,190)	(26,216)	(32,590)

Average tangible common equity	$1,456,131	$1,400,823	$1,336,379

Return on average equity, annualized	8.24%	9.05%	12.75%

Return on average tangible common equity, annualized	13.08%	13.89%	19.85%

[1] Tax effected at respective statutory rates.